SUB-ITEM 77Q3

AIM High Income Municipal Fund

Due to the restrictions in the format of Form N-SAR to allow reporting of information for multiple classes of shares, this exhibit provides class level information for Items 72DD, 73A, 74U and 74V.


For period ending: 3/31/2009
File number: 811-7890
Series No.:  4

72DD.1 Total income dividends for which record date passed during the period.
       (000's Omitted)
       Class A                        $ 21,959
     2 Dividends for a second class of open-end company shares (000's Omitted)
       Class B                        $  1,195
       Class C                        $  5,261
       Class Y                        $    470
       Institutional Class            $  4,890


73A.   Payments per share outstanding during the entire current period:
       (form nnn.nnnn)
     1 Dividends from net investment income
       Class A                          0.4452
     2 Dividends for a second class of open-end company shares (form nnn.nnnn)
       Class B                          0.3876
       Class C                          0.3870
       Class Y                          0.2253
       Institutional Class              0.4644


74U. 1 Number of shares outstanding (000's Omitted)
       Class A                          48,357
     2 Number of shares outstanding of a second class of open-end company shares (000's Omitted)
       Class B                           2,766
       Class C                          14,200
       Class Y                           2,170
       Institutional Class               7,862


74V. 1 Net asset value per share (to nearest cent)
       Class A                            6.46
     2 Net asset value per share of a second class of open-end company shares
       (to nearest cent)
       Class B                            6.47
       Class C                            6.47
       Class Y                            6.47
       Institutional Class                6.46